Exhibit 10.6

The use of the following notation in this exhibit indicates that the confidential portion has been omitted pursuant to Item 601(b)(10)(iv) whereby certain identified information has been excluded because it is both not material and the type that the registrant treats as private or confidential: [redacted]

EXECUTION VERSION

CONSULTING AGREEMENT

(the: “Agreement”)

between

Mountain & Co. I Acquisition Corp, a Cayman Islands exempted company, email: [redacted], duly represented by Dr. Cornelius Boersch

(hereinafter “SPAC”)

and

PRIMARY metaverse d.o.o., a Croatian company with limited liability (Drustvo s Ogranicenom Odgovornoscu), duly represented by Ines Idzakovic

(hereinafter “Consultant”)

(each of SPAC and Consultant a “Party” and collectively the “Parties”)

PREAMBLE

(1)	WHEREAS, SPAC is pursuing a business combination that may be executed in any possible form agreed between or among the following parties (or some of them): SPAC and Barça Produccions S.L. and/or an alternative entity or group of assets owned by Futbol Club Barcelona S.L. (“FCB”) and/or any of its affiliates (the “Target” and the “DeSPAC Transaction”, respectively).

(2)	WHEREAS, FCB and Target are seeking third party investors to backstop or assume the obligation of Orpheus Media, S.L. (“Orpheus”) to make the EUR 30 million payment (the “Orpheus Payment Amount”) to Target that is required to be made no later than 15 June 2023 (as such deadline has been and may be extended from time to time) in respect of the shares of Bridgeburg Invest, S.L. sold to Orpheus pursuant to the Shares Sale and Purchase Agreement, dated as of 11 August, 2022, by and between the Target and Orpheus (such backstop or assumption of the payment obligations described in this recital, the “Orpheus Transaction”);

(3)	WHEREAS, FCB and Target are seeking third party investors to backstop or assume the obligation of Socios Deportes Services, S.L. (“Socios”) to make the EUR 30 million payment (the “Socios Payment Amount” and, together with the Orpheus Payment Amount, the “Total Payment Amounts”) to Target that is required to be made no later than 15 June 2023 (as such deadline has been and may be extended from time to time) in respect of the shares of Bridgeburg Invest, S.L. sold to Socios pursuant to the Shares Sale and Purchase Agreement, dated as of 29 July, 2022, by and between the Target and Socios (such backstop or assumption of the payment obligations described in this recital, the “Socios Transaction”, and together with the Orpheus Transaction and the DeSPAC Transaction, the “Transaction”); and

(4)	WHEREAS, Consultant has, in the context of agreeing to provide support to SPAC with respect to identifying third party investors, identified a third party investor in connection with the Orpheus Transaction and Socios Transaction in light of which the Backstop Agreement (as defined below) has been signed, and thus the Consultant’s Obligation (as defined below) has been fulfilled.

In consideration of the foregoing, the Parties enter into this Agreement.

I.            GENERAL

1.1.	The preamble and Schedule 1 to this Agreement form an integral part hereof.

1.2.	The section headings in this Agreement are inserted for convenience purposes only and shall not to be used for the purpose of interpreting this Agreement.

1.3.	Each of the Parties represents and warrants that there are no legal or contractual or any other prevention or restriction preventing it from entering into this Agreement and the full and timely execution of all of his undertakings hereunder.

1.4.	Consultant represents and warrants to SPAC that there is no agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral and whether express or implied), to which Consultant is a party pertaining to any payment of the Fee (as defined below), or any portion thereof, by the Consultant to any third party which would be, or would reasonably be expected to be, an illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

II.            SERVICES

2.1.	Consultant has, on a non-exclusive basis, identified and introduced a third party investor to SPAC, FCB and/or Target to assume or backstop the obligation to pay all or part of the Total Payment Amounts pursuant to the Backstop Agreement (the “Consultant’s Obligation”), for which SPAC undertakes to procure to the Consultant payment of the Fee, on the terms and subject to the conditions of this Agreement.

2.2.	The Parties expressly agree that Consultant has fulfilled the Consultant’s Obligation in whole and is in no way liable and/or responsible for the fulfillment of the obligations arising under the Backstop Agreement (as defined below). For the avoidance of doubt, (i) Consultant is not liable and/or responsible for (x) the actual payment of the Total Payment Amounts and/or (y) the legal validity, in whole or in part, of the Backstop Agreement and (ii) the actual payment of the Total Payment Amounts by the Guarantor (as such term is defined in the Backstop Agreement) and/or the legal validity, in whole or in part, of the Backstop Agreement shall not impact the right of Consultant set forth in Article III in any way.

2.3.	The Parties expressly agree that the signature of [redacted] to the signature pages of the Backstop Agreement shall be deemed sufficient to satisfy the fulfillment of the Consultant’s Obligation.

III.            REMUNERATION

3.1.	Consultant shall be entitled to receive a fixed fee payable in cash equal to the fixed amount of EUR 4,100,000 (such fee calculated pursuant to the terms of this Section 3.1, the “Fee”). Payment of the Fee will be conditional upon the closing of the DeSPAC Transaction. For the avoidance of any doubt the Parties hereto expressly agree that the Consultant has fulfilled the Consultant’s Obligation, in light of the execution of the Backstop Agreement attached hereto as Schedule 1 (hereinafter, the “Backstop Agreement”) (the amount described in this clause (B), the “Backstopped Amount”).

3.2.	The Backstop Agreement is attached hereto as Schedule 1 and forms an integral part hereof. The Parties hereby agree that any material changes and amendments to the executed Backstop Agreement, which shall be executed substantially in the form set forth in Schedule 1 hereto, shall require the approval of both Parties by initialling.

3.3.	SPAC hereby undertakes to either procure (i.e., ensure payment by the parent company of which any shareholders of the SPAC or FCB will be shareholders as of the closing of the Transaction (the “Combined Entity”)) or settle (i.e., directly pay) to Consultant the Fee on the terms and subject to the conditions of this Agreement.

3.4.	SPAC hereby declares that it is fully responsible for and guarantees the payment of the Fee to the Consultant on the terms and subject to the conditions of this Agreement (i.e., if the Consultant is not reimbursed the Fee in accordance with the terms of this Agreement, SPAC itself undertakes to fully reimburse the Fee to the Consultant in accordance with this Article III.

3.5.	Payment of the amount of the Fee shall be made by the SPAC or by the Combined Entity to Consultant as promptly as practicable following (and conditional upon) the Closing Date (as such term will be defined in the business combination agreement to be entered into by SPAC, FCB, the Combined Entity and/or any other party thereto (or any of the parties detailed above or such parties’ affiliates), the “BCA”) of the Transaction, by bank transfer to Consultant’s bank account according to details provided by Consultant to the SPAC or to the Combined Entity, but in any way the Fee should be paid no later than ten (10) days following the Closing Date.

3.6.	Notwithstanding anything to the contrary herein, payment of the Fee shall not be conditional upon the Backstopped Amount actually being drawn upon by Futbol Club Barcelona or Barça Produccions S.L.

3.7.	Each of SPAC and Consultant shall bear its own costs in connection to this Agreement.

3.8.	Notwithstanding anything to the contrary, Consultation Agreement, dated 29 September 2021 by and between Dr. Cornelius Boersch and Bukvic Media GmbH (“Consultation Agreement 2021”) does not apply to the subject of this Agreement, therefore any fees paid on the basis of this Agreement will not be further and additionally owed on the basis of the Consultation Agreement 2021, that is, Bukvic Media GmbH waives double charging of the fees.

IV.            COMMUNICATION & CONFIDENTIALITY

4.1.	The SPAC is entitled to disclose that it has entered into this Agreement and such other information as (a) has been consented to in writing (via email is sufficient) by the Parties, or (b) is required to be disclosed by law, regulation, judicial or governmental order, subpoena or other legal process or is requested or required by any governmental authority or regulatory agency, including, without limitation, any disclosures called for by the rules and regulations of the U.S. Securities and Exchange Commission.

4.2.	Consultant may receive or become aware of certain confidential and proprietary information relating to the business and operations of SPAC from or on behalf of the SPAC (the “Disclosing Party”), including reports, financial information, trade secrets, and other business or operational information (the “Confidential Information”), regardless of whether such information is designated as “confidential information” at the time of its disclosure.

“Confidential Information” shall include all information (whether oral or written, electronic, or otherwise), regardless of the form in which it is provided or maintained and whether prepared by the Disclosing Party, its representatives or otherwise, relating to the SPAC that is Consultant furnished or has been furnished to Consultant by or on behalf of SPAC prior to, on or after the date of this Agreement, and all notes, analyses, compilations, forecasts, studies or other documents prepared by Consultant that contain, reflect or are based on such information.

“Confidential Information” does not include any information that (i) was publicly available prior to the date of this Agreement or hereafter becomes publicly available without any violation of this Agreement on the part of Consultant or any of its representatives, (ii) is or becomes available to Consultant or any of its representatives on a non-confidential basis prior to its disclosure to Consultant or any of its representatives by the Disclosing Party or any of its representatives, provided that the source of such information was not, to Consultant’s knowledge, subject to any legally binding obligation to keep such information confidential, (iii) is or becomes available to Consultant or any of its representatives on a non-confidential basis from a person other than the Disclosing Party or its representatives who to Consultant’s knowledge, after reasonable inquiry, is not subject to any legally binding obligation to keep such information confidential or (iv) was or is independently developed by Consultant or any of its representatives without reference to the Confidential Information.

4.3.	Consultant agrees that the Disclosing Party’s Confidential Information will be kept confidential and, except to the extent required by law or as expressly permitted by the Disclosing Party, will not be disclosed, in whole or in part, by Consultant or any of its representatives to any person other than those Consultant representatives who need to know such Confidential Information for the purpose of assisting Consultant in supporting the Transaction.

Consultant shall direct its representatives to comply with the applicable terms of this Agreement regarding the Confidential Information to the fullest extent as if they were parties hereto, and Consultant shall be responsible for any breach of the applicable terms of this Agreement regarding Confidential Information by it or any of its representatives.

Consultant shall, and shall cause its representatives to, safeguard the Confidential Information in the same manner and with the same level of care (but no less than reasonable care) that Consultant uses in safeguarding and handling its own confidential and proprietary information.

4.4.	If Consultant is requested or required, in connection with any proceeding by or before a governmental authority, to disclose any Confidential Information, if not prohibited by the governmental authority, Consultant will give SPAC prompt written notice of such request or requirement so that SPAC may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and Consultant will reasonably cooperate with SPAC (at SPAC’s expense) to obtain such protective order or other remedy.

4.5.	Promptly upon the Disclosing Party’s request, Consultant shall, at its option, return or destroy all Confidential Information and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by Consultant and use reasonable endeavors to ensure that anyone to whom Consultant has supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made save to the extent required to be retained by applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body.

4.6.	Consultant acknowledges that money damages would not be a sufficient remedy for any breach of the undertakings regarding the Confidential Information by Consultant and, in addition to all other remedies available under applicable law, SPAC shall be entitled to seek specific performance and to injunctive or other equitable relief as a remedy for any such breach.

V.            TERMINATION

5.1.	This Agreement will terminate upon the full payment of the Fee to Consultant; provided that Article IV and Article VI of the Agreement shall survive any such termination.

VI.            MISCELLANEOUS

6.1.	This Agreement constitutes the entire understanding and agreement of the Parties hereto and supersedes all prior and contemporaneous agreements and understandings among the Parties, both written and oral, including, without limitation any previous consulting agreements and understandings, by and between SPAC, represented by Dr. Cornelius Boersch, and Seed & Foster GmbH, represented by Robert Bukvic.

6.2.	Modifications and amendments to this Agreement must be made in writing and signed by the Parties. This provision on the reservation regarding form applies in particular to a waiver of the requirement in writing, unless the applicable law provides for a stricter formal requirement.

6.3.	If any provisions of this Agreement shall be or become illegal, void or be held invalid or unenforceable for any reason whatsoever, the legality, validity, and enforceability of all other provisions shall not be affected. Such illegal, void, invalid or unenforceable provision shall be replaced by a new, legally permissible provision which that comes as close as possible to the ineffective or void provision in terms of its economic significance and effect.

6.4.	Neither Party may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement to any person without the prior written approval of the other Party. Any assignment or delegation made without such approval shall be null and void.

6.5.	Notwithstanding anything to the contrary herein, Consultant hereby agrees (i) that it does not have any right, title, interest or claim of any kind to, or to any monies in, the SPAC’s trust account established in connection with the SPAC’s initial public offering for the benefit of the SPAC’s public stockholders and described in the final prospectus of the SPAC, dated November 5, 2021, relating to such initial public offering (such trust account, the “Trust Account”) (each such right, title, interest or claim, a “Claim”), (ii) to waive any Claim it may have in the future to, or to any monies in, the Trust Account and (iii) not to seek recourse against the Trust Account for any reason whatsoever. Notwithstanding the above, it is hereby agreed that the provisions of this Section 6.5 shall not apply to any monies transferred from the Trust Account to the Combined Entity at or following the closing of the Transaction.

6.6.	This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.7.	All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by email shall be deemed given on the business day following transmission (provided that the sender did not receive an automatic error message in connection with the sent message), and all notices and other communications sent by registered mail shall be deemed given five (5) business days after posting. All communications shall be sent to each Party at the address set forth in the preamble or at such other address as each Party may designate by seven (7) days’ advance written notice to the other Party.

6.8.	This Agreement, including and validity, as well as its interpretation, shall be governed by Spanish law, to the exclusion of the international private law and international treaties.

6.9.	Exclusive place of jurisdiction for all disputes arising from or in connection with this Agreement as well as in relation to the subject matter of this Agreement, including questions of coming into effect, validity, invalidity, liability, implementation, amendment or addition, violation or termination of this Agreement, is Delaware, United States of America. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our engagement or any matter referred to in this letter is hereby waived by the parties hereto.

[SIGNATORY PAGE FOLLOWS]

Signature Page to Consulting Agreement

Wädenswil, 11.08.2023	Zagreb, 11.08.2023	Berlin, 11.08.2023

Place / Date	Place / Date	Place / Date

/s/ Dr. Cornelius Boersch	/s/ Ines Idzakovic	/s/ Robert Bukvic

Mountain & Co. I	PRIMARY metaverse d.o.o.	Bukvic Media GmbH
Acquisition Corp.

represented by Dr. Cornelius Boersch	represented by Ines Idzakovic	represented by Robert Bukvic

[Signature Page to Consultant Consulting Agreement]

SCHEDULE 1

[FORM OF BACKSTOP AGREEMENT]

SCHEDULE I

BACKSTOP AGREEMENT

This Backstop Agreement (this “Agreement”) is entered into as of [●], 2023, by and among LIBERO Football Finance AG (“LIBERO”), Mountain & Co. I Sponsor LLC (“Sponsor”) and [redacted] (the “Guarantor”).

RECITALS

WHEREAS, LIBERO has agreed to enter into those certain Shares Sale and Purchase Agreements, dated as of August 11, 2023, pursuant to which, among other things, (i) LIBERO has agreed to acquire a certain number of shares of Bridgeburg Invest, S.L. (“Bridgeburg Shares”) in exchange for a payment of EUR 20 million (the “Signing Payment Amount”) upon the signing of the BCA (as defined below) (the “Signing Payment Date”) and (ii) LIBERO has agreed to acquire a certain number of Bridgeburg Shares in exchange for a payment of EUR 40 million (the “Secondary Payment Amount” and, together with the Signing Payment Amount, the “Total Payment Amounts”) at a later date, which such date shall be at or prior to the Closing Date (as such term is defined in the BCA) (the “Secondary Payment Date”);

WHEREAS, on the terms and conditions set forth in this Agreement, the Guarantor agrees to guarantee the payment of the remaining balance of the Total Payment Amounts (if any) that has not been paid by LIBERO in respect of the Secondary Payment Amount to Barça Produccions S.L. (the “Target”) by the Secondary Payment Date (collectively, the “Backstop Commitment”); and

WHEREAS, the parties hereto agree that the Guarantor’s acquisition of any Bridgeburg Shares in connection with the Backstop Commitment shall be documented in one or more Shares Sale and Purchase Agreement(s) to be entered into by and among LIBERO, Mountain & Co. I Acquisition Corp. (“Mountain”), the Guarantor and other applicable parties, as applicable, on mutually agreeable terms (the “New SPA(s)”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Backstop Commitment

a.	To the extent that the sum of the payments made to the Target on or prior to the Secondary Payment Date by LIBERO in respect of the Total Payment Amounts is less than the Secondary Payment Amount (a “Funding Amount Shortfall”), the Guarantor agrees to pay any Funding Amount Shortfall to LIBERO in exchange for a certain number of Bridgeburg Shares on the terms and conditions set forth in the New SPA(s).[1]

b.	If LIBERO becomes aware that a Funding Amount Shortfall will occur, LIBERO shall deliver a written notice (the “Funding Notice”) no later than five Business Days (as defined below) prior to the Secondary Payment Date to the Guarantor in accordance with Section 5(a) setting forth (i) the applicable Funding Amount Shortfall and (ii) LIBERO’s wire instructions.

c.	Within four Business Days of receipt of a Funding Notice, the Guarantor shall pay any Funding Amount Shortfall to LIBERO in exchange for a certain number of Bridgeburg Shares on the terms and conditions set forth in the New SPA(s) by wire transfer of immediately available funds to the account specified by LIBERO in the Funding Notice. For purposes of this Agreement, the term “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Amsterdam, the Netherlands, George Town, Cayman Islands and Barcelona, Spain are open for the general transaction of business.

d.	The parties hereto agree that the Backstop Commitment shall not be effective (and the Guarantor shall not be obligated to fund pursuant to the terms hereof) unless and until Mountain and the Target enter into a definitive agreement providing for and publicly announce a business combination between or among Mountain, the Target and/or their respective Affiliates (the “BCA”).

2.	Backstop Fee

In exchange and consideration for the Guarantor’s Backstop Commitment, Sponsor shall transfer 1,000,000 Sponsor Warrants to the Guarantor and 1,000,000 Sponsor Warrants to PRIMARY metaverse d.o.o., Trg žrtava fašizma 1, Zagreb, Croatia, Company ID number 70639041012 upon and immediately following the Closing (as such term is defined in the BCA) pursuant to two respective warrant transfer agreements. For purposes hereof, the term “Sponsor Warrant” means a warrant to purchase one Mountain Class A ordinary share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, dated as of November 4, 2021, between Mountain and Continental Stock Transfer & Trust Company, as trustee.

3.	Termination

This Agreement terminates automatically by expiration upon the receipt of payment in full of the Total Payment Amounts by LIBERO.

[1]	In the event that Futbol Club Barcelona were to accept the payment of the Signing Payment Amount at a date subsequent to the Signing Payment Date, the Backstop Commitment will be extended to the Total Payment Amounts, and the terms of this Agreement also will apply to the Signing Payment Amount due on the Signing Payment Date, mutatis mutandis.

4.	Representations of the Guarantor

The Guarantor represents, warrants, acknowledges and agrees for the benefit of the other parties hereto as follows:

a.	the Guarantor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated hereby, (ii) is able to bear the risk of an entire loss of its investment in the Bridgeburg Shares, and (iii) is consummating the transactions contemplated hereby with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;

b.	the Guarantor has evaluated the merits and risks of the transaction contemplated hereby based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as he deemed necessary. The Guarantor has made his own decision concerning the transactions contemplated hereby without reliance on any representation or warranty of, or advice from, the other parties hereto; and

c.	the Guarantor is financially sophisticated and understands that the Bridgeburg Shares have not been registered under the securities laws of any jurisdiction and may only be transferred pursuant to registration or an applicable exemption under all applicable laws. The Guarantor will acquire the Bridgeburg Shares for his own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable law. The Guarantor has not, directly or indirectly, offered the Bridgeburg Shares to anyone or solicited any offer to buy the Bridgeburg Shares from anyone, so as to bring such offer and sale of the Bridgeburg Shares by the Guarantor within the registration requirements of the securities laws of any jurisdiction.

5.	general provisions

a.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to Sponsor shall be sent to Mountain & Co. I Sponsor LLC, a Cayman Islands limited liability company, Attention: Dr. Cornelius Boersch, Email: [redacted] All communications to LIBERO shall be sent to Dominik Herr, Email: [redacted]. All communications to the Guarantor shall be sent to [redacted], [redacted], Email: [redacted].

b.	Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, and the New SPA constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

c.	Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

d.	Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party hereto.

e.	Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than PRIMARY metaverse d.o.o.

f.	Further Assurances. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement.

g.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

h.	Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

i.	Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of Spain, without giving effect to its choice of laws principles.

j.	Jurisdiction. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of Spain for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in Spain, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

k.	WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

l.	Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the parties hereto.

m.	Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

n.	Expenses. Each of the parties hereto will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

o.	Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

p.	Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

q.	Specific Performance. The Guarantor agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Guarantor in accordance with the terms hereof and that Sponsor and LIBERO shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

GUARANTOR:

By:
Name:

LIBERO:

LIBERO FOOTBALL FINANCE AG

By:
Name:
Title:

SPONSOR:

Mountain & Co. I Sponsor LLC

By:
Name:
Title:

[Signature Page to Backstop Agreement]